UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2025

Mawson Infrastructure Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40849	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Railroad Ave, Midland, PA	15059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1-412-515-0896

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	MIGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2025, the Board of Directors (the “Board”) of Mawson Infrastructure Group Inc. (the “Company”) provided Mr. Rahul Mewawalla with notice of termination of his employment as Chief Executive Officer and President of the Company effective immediately in accordance with the terms of his employment agreement with the Company, dated May 22, 2023 (as amended, the “Mewawalla Agreement”), and that such termination was for “Cause” (as defined in the Mewawalla Agreement).

In connection with Mr. Mewawalla’s termination, he will forfeit his outstanding equity award of 4,548,512 unvested restricted stock units.

Also on July 8, 2025, the Board requested that Mr. Mewawalla resign from his role as a member of the Board in accordance with the terms of the Director Appointment Letter between the Company and Mr. Mewawalla, dated January 31, 2023 (the “Director Appointment Letter”). In accordance with the terms of the Director Appointment Letter, Mr. Mewawalla was required to resign and therefore was deemed to have resigned as a member of the Board effective immediately.

Item 8.01 - Other Events

On July 8, 2025, the Company filed a complaint in the Court of Chancery of the State of Delaware against Mr. Mewawalla captioned Mawson Infrastructure Group Inc. v. Rahul Mewawalla, No. 2025-0789-JTL (the “Mewawalla Action”). The Mewawalla Action seeks to recover damages from Mr. Mewawalla arising out of his alleged breach of fiduciary duties as a director, as well as alleged fraud. Mr. Mewawalla has not filed an answer to the Mewawalla Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mawson Infrastructure Group Inc.

Date: July 14, 2025	By:	/s/ Kaliste Saloom
Kaliste Saloom
Interim Chief Executive Officer, General Counsel and Corporate Secretary

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